Exhibit 15

To the Board of Directors and
Shareholders of Investors Financial Services Corp.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Investors Financial Services Corp. and subsidiaries for the periods ended March 31, 2007 and 2006, as indicated in our report dated May 2, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in the following Registration Statements:

Files on Form S-8:

Registration Statement No. 333-131145

Registration Statement No. 333-72786

Registration Statement No. 333-79639

Registration Statement No. 333-43353

Files on Form S-3:

Registration Statement No. 333-54830

Registration Statement No. 333-51278

Registration Statement No. 333-76885

Registration Statement No. 333-61951

Registration Statement No. 333-58031

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

May 2, 2007